Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS State Tax-Free Trust (formerly Scudder State Tax-Free Trust) on Form N-1A (“Registration Statement”) of our report dated May 15, 2006 relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of DWS Massachusetts Tax-Free Fund (formerly Scudder Massachusetts Tax-Free Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm and Reports to Shareholders” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 28, 2006